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                                                                     Exhibit 4.1

                             STOCK OPTION AGREEMENT

         This STOCK OPTION AGREEMENT ("Agreement"), dated to be effective as of May 4, 1998, between Trumbull Financial Corporation, an Ohio corporation ("Grantor"); and Second Bancorp Incorporated, an Ohio corporation ("Grantee");

                                   WITNESSETH:

         A. Grantor and Grantee intend to negotiate and execute a definitive agreement providing for their merger or consolidation into a single entity.

         B. As further inducement for the parties to engage in such negotiations and to spend the resources necessary to arrive at a mutually acceptable definitive agreement, the parties hereto desire the grant of the options described herein.

         NOW, THEREFORE, the parties agree as follows:

         1.       Definitions.

         "Applicable Price" shall mean the highest of (i) the highest price per share of Grantor Common Stock paid for any such share by the person or groups described in the definition of "Purchase Event" in this section, (ii) the price per share of Grantor Common Stock received by holders of Grantor Common Stock in connection with any merger or other business combination transaction which is a Purchase Event, or (iii) the highest bid price per share of Grantor Common Stock as quoted on the principal trading market or securities exchange, if any, on which such shares are traded as reported by a recognized source chosen by Grantee during the 60 business days preceding the Request Date; provided, however, that in the event of a sale of less than all of Grantor's assets, the Applicable Price shall be the sum of the price paid in such sale for such assets and the current market value of the remaining assets of Grantor as determined by a nationally recognized investment banking firm selected by Grantee, divided by the number of shares of Grantor Common Stock outstanding at the time of such sale. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm selected by Grantee and reasonably acceptable to Grantor, which determination shall be conclusive for all purposes of this Agreement.

         "Grantor Bank" shall mean a financial institution subsidiary of Grantor.

         "Grantor Common Stock" shall mean the common shares, without par value, of Grantor.

         "Burdensome Condition" shall mean, in connection with the grant of a requisite regulatory approval or otherwise, imposition by a governmental entity of any condition or restriction upon the party or its Banks which would reasonably be expected to either (i) have a material adverse effect after the effective time of the Merger Agreement on the present or prospective consolidated financial condition, business or operating results of the party, or
(ii) prevent Grantee from realizing the economic benefits of the transactions contemplated by the Merger Agreement that they currently anticipate obtaining.

         "Commission" shall mean the Securities and Exchange Commission.



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         "Exchange Act" shall mean the Securities Exchange Act of 1934.

         "Izant Family Event" shall mean any event that would otherwise constitute a Purchase Event that consists solely of a redistribution of some or all of the Shares held by members of the Izant family among members of such family, including trusts established for members of such family, so long as the person receiving such Shares either is a party to the Stockholder Voting Agreement or executes and delivers a written instrument to become a party to the Stockholder Voting Agreement.

         "Merger Agreement" shall mean the definitive agreement (when executed by Grantor and Grantee) pursuant to which the parties hereto intend to merge or consolidate.

         "Option" shall mean the option granted by Grantor under this Agreement.

         "Person" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

         "Purchase Event" shall mean any of the following events or transactions occurring after the date of this Agreement with respect to the Grantor:

                  (i) Grantor or Grantor Bank, without having received Grantee's prior written consent, shall have entered into an agreement with any person (x) to merge or consolidate, or enter into any similar transaction, (y) to purchase, lease or otherwise acquire all or substantially all of the assets of Grantor or Grantor Bank, or (z) to purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 20% or more of the voting power of Grantor or Grantor Bank;

                  (ii) other than through an Izant Family Event, any person (other than the Grantor or Grantor Bank in a fiduciary capacity or Grantee or its bank in a fiduciary capacity) shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of such Grantor Common Stock after the date of this Agreement (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act and the regulations promulgated thereunder);

                  (iii) any person shall have made a bona fide Takeover Proposal to Grantor by public announcement or written communication that is or becomes the subject of public disclosure, and following such bona fide Takeover Proposal the stockholders of Grantor vote not to adopt the Merger Agreement; or

                  (iv) Grantor shall have breached the Merger Agreement before or after a bona fide Takeover Proposal to Grantor or Grantor Bank, which breach would entitle Grantee to terminate the Merger Agreement (without regard to the cure periods provided for therein) and such breach shall not have been cured prior to the Notice Date (as defined below).

         If more than one of the transactions giving rise to a Purchase Event under this Agreement is undertaken or effected, then all such transactions shall be deemed to give rise only to one Purchase Event with respect to the Option, which Purchase Event shall be deemed continuing for all purposes hereunder until all such transactions are abandoned.

         "Repurchase Event" shall mean if (i) any person (other than Grantee or any subsidiary of Grantee) shall have acquired actual ownership or control, or any "group" (as such term is defined under the Exchange Act) shall have been formed which shall have acquired actual ownership or control, of 50% or


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more of the then outstanding shares of Grantor Common Stock, or (ii) any
Purchase Event shall be consummated.

         "Stockholder Voting Agreement" shall mean the Agreement dated the date of this Agreement among Grantor; Grantee; Izant Family Partnership, an Ohio general partnership; Elizabeth A. Izant, Trustee of Elizabeth A. Izant Trust dated 4-12-94; James R. Izant, Holly Izant McSherry and Phyllis Izant.

         "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Grantor or Grantor Bank or any proposal or offer to acquire in any manner 20% or more of the outstanding shares of any class of voting securities, or 15% or more of the consolidated assets, of Grantor or Grantor Bank, other than the transactions contemplated by this Agreement. If Grantor receives an unsolicited Takeover Proposal, it shall notify Grantee as soon as possible of the receipt of such Takeover Proposal.

         2.       Grant of Options.

         Subject to the terms and conditions set forth herein,

                  (a) Grantor hereby grants to Grantee an option to purchase up to 18.9% of the shares of Grantor Common Stock at an exercise price of $105 per share payable in cash as provided in Section 4; and

                  (b) in the event Grantor issues or agrees to issue any shares of Grantor Common Stock (other than as permitted under the Merger Agreement) at a price less than the exercise price per share set forth in this section (as adjusted pursuant to Section 6), the respective exercise price shall be such lesser price.

         3.       Exercise of Options.

                  (a) Unless Grantee shall have breached in any material respect any material covenant, representation or warranty contained in this Agreement or the Merger Agreement and such breach shall not have been cured, Grantee may exercise the Option, in whole or part, at any time or from time to time if a Purchase Event shall have occurred with respect to the Grantor; provided that, to the extent the Option shall not have been exercised, it shall terminate and be of no further force and effect (i) on the effective date of the transaction set forth in the Merger Agreement, or (ii) upon termination of the Merger Agreement in accordance with the provisions thereof (other than a termination resulting from a breach by Grantor of the Merger Agreement or, following the occurrence of a Purchase Event, failure of the Grantor's stockholders to approve the Merger Agreement by the vote required under applicable law or under the Grantor's articles), or (iii) 12 months after termination of the Merger Agreement due to a willful breach by the Grantor of the Merger Agreement or, following the occurrence of a Purchase Event, failure of the Grantor's stockholders to approve the Merger Agreement by the vote required under applicable law or under the Grantor's articles. Any exercise of an Option shall be subject to compliance with applicable provisions of law.

                  (b) In the event Grantee wishes to exercise the Option, it shall send to the Grantor notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise, and (ii) a place and date not earlier than three business days nor later than 60 business days after the Notice Date for the closing of such purchase ("Closing Date"). If prior notification to or approval of any federal or state regulatory agency is required in




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connection with such purchase, the Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this section shall run instead from the date on which any required notification period has expired or been terminated or any requisite approval has been obtained and any requisite waiting period shall have passed.

         4.       Payment and Delivery of Certificates.

                  (a) At the closing referred to in Section 3, the Grantee shall pay to the Grantor the aggregate purchase price for the shares of Grantor Common Stock purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by the Grantor.

                  (b) At such closing, simultaneously with the delivery of funds as provided in Section 4(a), the Grantor shall deliver to the Grantee a certificate or certificates representing the number of shares of Grantor Common Stock purchased by Grantee, and Grantee shall deliver to the Grantor a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

                  (c) Certificates for Grantor Common Stock delivered at a closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

                  The transfer of the shares represented by this certificate is subject to certain provisions of a Stock Option Agreement dated May 4, 1998, between the registered holder hereof and [Grantor] (a copy of which agreement is on file at the principal office of [Grantor]). A copy of such agreement will be provided to the holder hereof without charge within five days after receipt by [Grantor] of a written request therefor. The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, pledged, transferred, or hypothecated except pursuant to an opinion of counsel satisfactory to the corporation that such transfer is lawful.

                  The above legend shall be removed or modified as appropriate by delivery of substitute certificate(s) without such legend if the Grantee shall have delivered to the Grantor a copy of a letter from the staff of the Commission, or an opinion of counsel, in form and substance satisfactory to Grantor, to the effect that such legend is not required for purposes of the Securities Act of 1933, as amended.

         5.       Representations.

         Grantor represents, warrants and covenants to the Grantee as follows:

                  (a) Grantor shall at all times maintain sufficient authorized but unissued shares of Grantor Common Stock so that the Option may be exercised without authorization of additional shares of Grantor Common Stock.

                  (b) The shares to be issued upon due exercise, in whole or in part, of the Option, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

                  (c) Grantor has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Grantor.


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                  (d) Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate shareholder and regulatory approvals) will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles, regulations or by-laws of Grantor or any agreement, instrument, judgment, decree, statute, rule or order applicable to Grantor.

         6.       Adjustment Upon Changes in Capitalization.

         In the event of any change in Grantor Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, reverse stock split, recombinations, reclassifications, exchanges of shares or the like, the type and number of shares subject to the Option, and the purchase price per share shall be adjusted appropriately. Grantor agrees that, in the event that any additional shares of its Grantor Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement), the number of shares of its Grantor Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals the same percentage (as that on the date of this Agreement) of the number of shares of Grantor Common Stock then issued and outstanding without giving effect to any shares subject to or issued pursuant to the Option. Nothing contained in this
Section 6 shall be deemed to authorize Grantor to breach any provision of the Merger Agreement.

         7.       Registration Rights.

         If requested by Grantee after exercise of the Option, Grantor shall as expeditiously as possible file a registration statement on a form of general use under the Securities Act of 1933 if necessary in order to permit the sale or other disposition of the shares of Grantor Common Stock that have been acquired upon exercise of the Option in accordance with the intended method of sale or other disposition requested by Grantee. Grantee shall provide all information reasonably requested by Grantor for inclusion in any registration statement to be filed hereunder. Grantor will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 270 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first registration effected under this Section 7 shall be at the Grantor's expense except for underwriting commissions and the fees and disbursements of Grantee's counsel attributable to the registration of such Grantor Common Stock. A second registration may be requested hereunder at Grantee's expense. In no event shall Grantor be required to effect more than two registrations hereunder. The filing of any registration statement hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by Grantor of other Grantor Common Stock or for up to 90 days if the Grantor's Board of Directors determines that such delay is reasonably necessary to avoid disruption of the Grantor's affairs. If requested by Grantee, in connection with any such registration, Grantor will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements in respect of issuers of shares being sold by a selling shareholder. Upon receiving any request from Grantee or permitted assignee thereof under this Section 7, Grantor agrees to send a copy of the registration statement and prospectus and each amendment to Grantee and to any permitted assignee thereof known to Grantor, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         8.       Repurchase at the Option of Grantee.

                  (a) At the request of Grantee at any time commencing upon the first occurrence of a Repurchase Event and ending 12 months immediately thereafter, Grantor shall repurchase from Grantee (i)



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the Option and (ii) all shares of Grantor Common Stock purchased by Grantee pursuant hereto with respect to which Grantee then has beneficial ownership. The date on which Grantee exercises its rights under this section is referred to as the "Request Date." Such repurchase shall be at an aggregate price (the "Repurchase Consideration") equal to the lesser of (X) the sum of:

                           (i) the aggregate exercise price paid by Grantee for
any shares of Grantor Common Stock acquired pursuant to the Option with respect to which Grantee then has beneficial ownership;

                           (ii) the excess, if any, of (x) the Applicable Price
for each share of Grantor Common Stock over (y) the exercise price (subject to adjustment under Section 6, multiplied by the number of shares of Grantor Common Stock with respect to which the Option has not been exercised; and

                           (iii) the excess, if any, of the Applicable Price
over the exercise price (subject to adjustment pursuant to Section 6 paid (or, in the case of Option Shares with respect to which the Option has been exercised but the Closing Date has not occurred, payable) by Grantee for each share of Grantor Common Stock with respect to which the Option has been exercised and with respect to which Grantee then has beneficial ownership, multiplied by the number of such shares.

or (Y) the aggregate dollar amount equal to the difference between $4.5 million and the break-up fee paid in accordance with Section 5.03(b) of the Merger Agreement.

                  (b) If Grantee exercises its rights under this section, Grantor shall, within 10 business days after the Request Date, pay the Grantor Repurchase Consideration to Grantee in immediately available funds, and contemporaneously with such payment Grantee shall surrender to Grantor the Option and the certificates evidencing the shares of Grantor Common Stock purchased thereunder with respect to which Grantee then has beneficial ownership, and Grantee shall warrant that it has sole record and beneficial ownership of such shares and that the same are then free and clear of all liens, claims, charges and encumbrances of any kind whatsoever.

         Notwithstanding anything herein to the contrary, all of Grantee's rights under this section shall terminate on the date of termination of this Option.

         9.       Termination.

         This Agreement may be terminated at any time prior to the effective date of the transaction set forth in the Merger Agreement, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval by the stockholders of the matters presented in connection with the Merger Agreement:

                  (a) by mutual consent of Grantor and Grantee;

                  (b) by Grantee if the Office of Thrift Supervision or Federal Reserve Board shall have issued an order denying approval of the transaction set forth in the Merger Agreement or if any governmental entity of competent jurisdiction shall have issued a final nonappealable permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or the Merger Agreement, or imposing a Burdensome Condition, and in any such case the time for appeal or petition for reconsideration of such order shall have expired without such appeal or petition being granted;


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                  (c) by Grantor or Grantee if the transaction set forth in the
Merger Agreement shall not have been consummated on or before February 28, 1999 unless such date is extended by mutual consent of the parties hereto;

                  (d) by Grantor or Grantee if no Purchase Event has occurred, if Grantor is not in breach of the Merger Agreement and if any approval of their stockholders required for the consummation of the transactions set forth in the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly called and held meeting of shareholders or at any adjournment thereof.

         10.      Effect of Termination.

                  (a) In the event of termination of this Agreement by any party as provided in Section 9, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party or their respective officers or directors except (i) in the event the Option is exercised, Sections 7 and 8 shall survive the termination, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by another party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                  (b) If a Purchase Event occurs with respect to a party, then in such event such party shall pay to the other parties, within five business days after a termination of this Agreement following such an event, the expenses of such parties incurred in connection with this Agreement and the transactions set forth in the Merger Agreement.

         11.      Costs.

         Except as otherwise expressly agreed, each party will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Merger Agreement.

         12.      Severability.

         If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that applicable law will not permit the Grantee to acquire the full number of shares of Grantor Common Stock provided in Section 2 (as adjusted pursuant to Section 6), it is the express intention of Grantor to allow Grantee to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

         13.      Miscellaneous.

                  (a) Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                  (b) Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect


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thereto, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

                  (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event a Purchase Event shall have occurred and be continuing Grantee may assign in whole or in part its rights and obligations hereunder; provided, however, that to the extent required by applicable regulatory authorities, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Grantor, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf, or (iv) any other manner approved by applicable regulatory authorities.

                  (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by registered or certified mail, postage prepaid, express service, personal delivery, telecopy or telefacsimile to the following addresses:

                  If to Grantor, to:

                  105 High Street, N.E.
                  Warren, OH  44481
                  Attention:  President

                  with a copy to:

                  Jones, Day, Reavis & Pogue
                  North Point
                  901 Lakeside Avenue
                  Cleveland, Ohio  44114
                  Attention:  David P. Porter

                  If to Grantee, to:

                  108 Main Avenue S.W.
                  P. O. Box 1311
                  Warren, Ohio  44482
                  Attention:  Chairman and President

                  with a copy to:

                  Charles S. DeRousie
                  Vorys, Sater, Seymour & Pease LLP
                  52 East Gay Street
                  P. O. Box 1008
                  Columbus, Ohio  43216-1008

                  (e) Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.



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                  (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this Agreement by any party hereto and that this Agreement may be enforced by a party hereto through injunctive or other equitable relief.

                  (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Ohio applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement to be effective as of the day and year set forth in the first paragraph above.


                                      TRUMBULL FINANCIAL CORPORATION


                                      By: /s/ James R. Izant
                                          ------------------
                                      Its: Executive Vice President


                                      SECOND BANCORP INCORPORATED


                                      By: /s/ Alan G. Brant
                                          -----------------
                                      Its:  President and Chairman


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